Exhibit 4(c)
Material Contracts




                         IMBC Agreement

              A Memorandum of Understanding ("MOU")
 Between IMBC and P&P Research Regarding the Establishment of a
                         Joint Business
This MOU recognizes the intention of iMBC ("MBC") and P&P Research Co., Ltd ("P&P") to jointly pursue a business. This is hereby executed in two copies, with each party held responsible for keeping a copy thereof.

Article 1 (Purpose)
This MOU aims to allow both parties to form a comprehensive business alliance and undertake mutual cooperation in pursuing a joint business and generating diverse earnings.

Article 2 (Validity Period)
This  MOU  shall take effect from August (   ), 2001 to August (
), 2002. Unless otherwise agreed upon, this MOU shall be automatically extended for another year.

Article 3 (Terms of Agreement)
     1. Both parties shall do their best to carry out a successful iMBC Corporation Information Campaign.
     2. Both parties shall mutually cooperate in a joint business involving research.
     3. Both parties shall maintain a cooperative system for the creation and implementation of diverse joint business in the future.

Article 4 (Good Faith)
     1. Both parties shall do their utmost to observe matters agreed upon as stipulated in Article 3 based on the principle of good faith.
     2. Both parties shall maintain an amicable relationship for fUture business alliances aimed at generating diverse mutual earnings.


Article 5 (Amendment)
Both parties, by mutual consultation, may initiate amendments to the provisions agreed upon, in case crucial changes are necessitated in the course of pursuing the joint business. Likewise, both parties shall consequently execute the amended agreement to allow it to take effect.

Article 6 (Adjustment of Agreement)
Matters not specified under this MOU as well as discrepancies arising from the interpretation of the provisions agreed upon may be arbitrated and adjusted by mutual consultation.

Article 7 (Others)
Both parties shall conclude the main agreements in accordance with the provisions specified in Article 3 by mutual consultation depending on their respective progress.


                                               August (   ), 2001


President & CEO: Cho Jung-min              President & CEO: Lee Eun-woo
Internet MBC Co., Ltd.                     P&P Research Co., Ltd.
14  floor  00 Building, 157 Samseong-      44-2 Yeouido-dong, Yeongdeungpo-gu,
dong, Gangnam-gu, Seoul, Korea             Seoul, Korea






                      Partnership Agreement


Number  Date of        Name of Party             Contents
        Agreement
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1       February    Leading Investment and     General Mutual
        8, 2002     Securities                 cooperation

2       November    Modern International       Mutual cooperation in
        26, 2001    Marketing Research         conducting research
                                               survey

3       August.     Internet MBC               General mutual
        2001                                   cooperation

4       January     SK                         Making partnership in
        29,                                    providing technical
        2001                                   support

5       February    Seoul Economic Daily       Making partnership in
        2001                                   providing
                                               advertisement support

6       April       DACOM Corporation          Making partnership to
        1998                                   provide research
                                               survey Information as
                                               ISP

7       Aug         Technology User            Agency agreement
        2002        Database, Latin America    providing business
                                               data
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